Exhibit 99.1

[FOR IMMEDIATE RELEASE]	Tuesday, October 28, 2025

Laurette T. Koellner Rejoins Celestica’s Board of Directors

TORONTO, ON – Celestica Inc. (NYSE: CLS) (TSX: CLS),  a global leader in data center infrastructure and advanced technology solutions, today announced that Laurette T. Koellner has rejoined its Board of Directors.

Ms. Koellner was a long-standing member of the Celestica Board before unexpectedly stepping down in January 2025.

“We are pleased to welcome Laurette back to our Board of Directors,” said Mike Wilson, Chair of Celestica's Board of Directors. “Her extensive financial expertise, deep knowledge of our company and industry, and proven track record of public company governance and operational excellence are invaluable to Celestica’s Board as the company continues to expand its competitive advantage.” “Laurette's return comes at an exciting time for Celestica and augments the already diverse skills and capabilities we have on our Board. With her re-appointment, Celestica’s Board of Directors will have 10 members.”

“I am thrilled to rejoin the Celestica Board,” said Laurette Koellner. “It was a difficult decision for me to resign earlier this year due to an unexpected personal situation, and I am grateful that the matter has now been resolved. I look forward to renewing my commitment to Celestica and collaborating with Mike Wilson, Rob Mionis, my former colleagues, and the new members.”

About Celestica

Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud, and hybrid cloud and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve a competitive advantage. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com